LEHMAN BROTHERS

Press Release


For Immediate Release                           Media Contact:      Hannah Burns
                                                                    212-526-4064
                                                                    Kerrie Cohen
                                                                    212-526-4092


                            ROLAND A. HERNANDEZ JOINS
                       LEHMAN BROTHERS' BOARD OF DIRECTORS
               -Retired Chairman and CEO of Telemundo Group, Inc.-


NEW YORK, September 14, 2005 - Lehman Brothers, the global investment bank, today announced that Roland A. Hernandez has joined its Board of Directors. Mr. Hernandez was elected at a Board meeting held on Tuesday, September 13, 2005.


Mr. Hernandez, 47, is the retired chairman and CEO of Telemundo Group, Inc., a Spanish-language television station company, where he served from August 1998 to December 2000. From March 1995 to August 1998, he served as president and CEO of Telemundo Group, Inc. Prior to that position, Mr. Hernandez was founder and president of Interspan Communications, a company engaged in a variety of services related to Spanish-language media.


Richard S. Fuld, Jr., chairman and chief executive officer of Lehman Brothers, said, "The Board of Directors will greatly benefit from Mr. Hernandez' strong leadership, experience and tremendous insight. I am thrilled to welcome him and am confident that he will add considerable value to the Board and to the Firm."

                                     -more-

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                                                                  Hernandez/pg.2

"I look forward to working on Lehman Brothers' Board of Directors," said Mr. Hernandez. "The Firm's momentum and continued success underscore the strength of this franchise and its commitment to its clients and shareholders worldwide."


Mr. Hernandez is also a director of MGM Mirage, The Ryland Group, Inc., Vail Resorts, Inc. and Wal-Mart Stores, Inc. In addition, Mr. Hernandez devotes time to a number of non-profit organizations and serves on Advisory Boards for Harvard University's David Rockefeller Center for Latin American Studies and Harvard Law School, as well as the Board of Yale University's President's Council on International Activities. He is also a Dean's Advisory Board Member for the University of Southern California's Annenberg School for Communication.


Mr. Hernandez earned his J.D. and B.A. from Harvard University.


Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high net worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity. The Firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products and recruitment opportunities, visit our Web site at www.lehman.com.


(C) 2005 Lehman Brothers Inc. All rights reserved.  Member SIPC.

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